Exhibit 3.2

BYLAWS

OF

SIMON PROPERTY GROUP, INC.

(Effective as of May 15, 2025)

ARTICLE I

SHAREHOLDERS

Section 1.1.      Annual Meetings. Simon Property Group, Inc. (the “Corporation”) shall hold an annual meeting of its shareholders to elect directors and transact any other business within its powers, at such place, on such date, and at such time as shall be set by the Board of Directors. Except as the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), these Bylaws, or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

Section 1.2.      Special Meetings. At any time in the interval between annual meetings, a special meeting of the shareholders may be called by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting or in writing (addressed to the Secretary of the Corporation) with or without a meeting.

Section 1.3.      Place and Conduct of Meetings. Meetings of shareholders shall be held at such place in the United States, within or without the State of Indiana, as is set from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that any such meeting shall, in addition to or instead of a physical meeting, be held by means of remote communication (including virtually). The Board of Directors may adopt such rules and regulations for the conduct of any meeting of the shareholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the chair of the meeting of shareholders shall have the right and authority to convene and to adjourn the meeting (whether or not a quorum is present), to prescribe such rules, regulations and procedures, to decide questions relating to the conduct of the meeting, and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting of shareholders, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; and (vi) restrictions on the use of cell phones, audio, or video recording devices, and similar devices at the meeting. Unless and to the extent determined by the Board of Directors or the chair of the meeting of shareholders, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure or any other rules of procedure or conduct.

Section 1.4.      Notice of Meetings; Waiver of Notice. Not less than ten nor more than sixty (60) days before each shareholders meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other shareholder entitled to notice of the meeting. The notice shall state the time and place of the meeting, if any, the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at such meeting, and, if the meeting is a special meeting, the purpose or purposes of the meeting. Notice is given to a shareholder when it is personally delivered to the shareholder, left at the shareholder’s residence or usual place of business, or mailed to the shareholder at the shareholder’s address as it appears on the records of the Corporation. Notwithstanding the foregoing provisions, a shareholder or his, her, or its proxy may at any time waive notice of a meeting if the waiver is in writing and is delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. A shareholder’s attendance at a meeting, whether in person or by proxy, (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or his, her, or its proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his, her, or its proxy objects to considering the matter when it is presented. Each shareholder who has, in the manner above provided, waived notice or objection to notice of a shareholders’ meeting shall be conclusively presumed to have been given due notice of such meeting, including the purpose or purposes thereof.

Section 1.5.      Quorum; Voting. Unless any statute or the Articles of Incorporation provides otherwise, at a meeting of shareholders the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present shall be sufficient to elect a director under those circumstances described in Section 2.2 of these Bylaws.

Section 1.6.      Adjournments. Whether or not a quorum is present, a meeting of shareholders convened on the date for which it was called may be adjourned from time to time by a majority vote of the shareholders present in person or by proxy entitled to vote without notice other than by announcement at the meeting. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be present.

Section 1.7.      General Right to Vote; Proxies. Unless the Articles of Incorporation provide otherwise, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. In all elections for directors, each share of stock entitled to vote may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A shareholder may vote his, her, or its shares either in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder (including authorizing the proxy to receive, or to waive, notice of any shareholders’ meeting within the effective period of such proxy) by signing an appointment form, either personally or by the shareholder’s attorney-in-fact. The shareholder also may transmit, or authorize the transmission of, an electronic submission to the holder of the proxy, a proxy solicitation firm, or a proxy support service organization or similar agency authorized by the person who will be the holder of the proxy to receive the electronic submission.  Such electronic submission shall be accompanied by or contain information from which it can be determined that the electronic submission was transmitted or authorized by the shareholder. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes and is effective for 11 months unless a longer period is expressly provided in the appointment form. The proxy’s authority may be limited to a particular meeting or may be general and authorize the proxy to represent the shareholder at any meeting of shareholders held within the time provided in the appointment form. Subject to the Indiana Business Corporation Law, as the same may be amended from time to time (the “IBCL”), and to any express limitation on the proxy’s authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board of Directors.

Section 1.8.      Shareholders List. After the record date for, and more than five (5) business days before, each shareholders’ meeting, the Secretary of the Corporation shall make, or cause to be made, an alphabetical list of the names of the shareholders entitled to notice of the meeting, arranged by voting group (and within each voting group by class or series of shares) and showing the address of and the number of shares held by each shareholder.  The list shall be available for inspection and copying to the extent provided in the IBCL.

Section 1.9.      Business of Shareholders’ Meetings. At each annual meeting, the shareholders shall conduct only such business as shall have been properly brought before the meeting. The proposal of business to be considered by the shareholders at an annual meeting may be made only (a) pursuant to the Corporation’s notice of meeting pursuant to Section 1.4 of these Bylaws, (b) by, or at the direction of the Board of Directors, or (c) by any shareholder of the Corporation who gives notice in accordance with notice procedures set forth in this Section 1.9 on a timely basis and who is entitled to vote at the meeting.

To be timely, a shareholder’s notice must be in writing and delivered to or mailed to the Secretary of the Corporation and received at the principal executive offices of the Corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary of the previous year’s annual meeting of shareholders of the Corporation; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, to be timely, notice by the shareholder must be received not later than 5:00 p.m. Eastern Time on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Such shareholder’s notice shall set forth (a) as to any business that the shareholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) any material interest that such shareholder and any Shareholder Associated Person (as defined below) has in such business, and (iii) if the proposal or business is to be included in the Corporation’s proxy statement, the text of the proposal or business (including the language of any proposed amendment to the Articles of Incorporation or these Bylaws); (b) as to the shareholder giving the notice and each Shareholder Associated Person of such shareholder, (i) the name and address of such shareholder and any Shareholder Associated Person, (ii) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such shareholder and any Shareholder Associated Person as of the date such notice is given, (iii) any derivative positions held or beneficially held by the shareholder and any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or to manage risk of stock price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the shares of stock of the Corporation, and (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; and (c) if the shareholder or any Shareholder Associated Person intends, or is part of a group that intends, to solicit proxies in support of such proposal, a representation to that effect.

Notwithstanding anything in these Bylaws, the Articles of Incorporation, or any applicable law to the contrary, the chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.9 and to declare that any defective proposal be disregarded.

For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Shareholder Associated Person” of any shareholder means (i) any person controlling, controlled by, or under common control with, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder, and (iii) any person controlling, controlled by, or under common control with a Shareholder Associated Person as defined in the foregoing clauses (i) and (ii).

Notwithstanding the foregoing, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with the respect to the matters set forth in this Section 1.9.

Section 1.10.      Notice of Shareholder Nominations. This Section 1.10 sets forth certain procedures required for shareholders to nominate persons for election to the Board of Directors at the annual meeting if the shareholder does not wish the nomination to be included in the Corporation’s proxy statement.  Any Eligible Shareholder (as defined in Section 1.11 of these Bylaws) who wishes to include nominations of persons for election to the Board of Directors in the Corporation’s proxy statement for an annual meeting of shareholders must comply with Section 1.11 of these Bylaws.

Nominations of persons for election to the Board of Directors may be made only (a) pursuant to the Corporation’s notice of meeting pursuant to Section 1.4 of these Bylaws, (b) by, or at the direction of, the Board of Directors, (c) by any shareholder of the Corporation who complies with the notice procedures set forth in this Section 1.10 and who is entitled to vote at the meeting, or (d) by any Eligible Shareholder (as defined in Section 1.11 of these Bylaws) who complies with the procedures set forth in Section 1.11 of these Bylaws.

To be timely, a shareholder’s notice must be delivered to or mailed to the Secretary of the Corporation and received at the principal executive offices of the Corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary of the previous year’s annual meeting of shareholders of the Corporation; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, to be timely, notice by the shareholder must be received not later than 5 p.m. Eastern Time on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice and any Shareholder Associated Person (as defined in Section 1.9 of these Bylaws) of such shareholder, (i) the name and address of such shareholder and any Shareholder Associated Person, (ii) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such shareholder and any Shareholder Associated Person as of the date such notice is given, and (iii) any derivative positions held or beneficially held by the shareholder and any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or to manage risk of stock price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the shares of stock of the Corporation; and (c) if the shareholder or any Shareholder Associated Person intends, or is part of a group that intends, to solicit proxies in support of such nominees, a representation to that effect.

To be eligible to be a nominee for election as a director of the Corporation, the person proposed to be nominated must also deliver or mail to the Secretary of the Corporation: (x) an executed questionnaire (which form of questionnaire shall be provided by the Secretary of the Corporation upon written request) within ten (10) days after the date on which the Secretary of the Corporation provides the form of questionnaire, with respect to the background and qualifications of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf the nomination is being made; and (y) an executed representation and agreement (which form of representation and agreement shall be provided by the Secretary of the Corporation upon written request) within ten (10) days after the date on which the Secretary of the Corporation provides the form of representation and agreement, that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any direct or indirect compensatory payment or other financial agreement, arrangement, or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement, or understanding with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with candidacy, nomination, service, or action as a nominee or as a director of the Corporation (a “Compensation Arrangement”) that has not been disclosed in the representation and agreement, and (C) if elected as a director of the Corporation, would comply with the Corporation’s requirements for ownership of its shares of stock within ninety (90) days after being elected and will comply with all other applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and trading policies and guidelines of the Corporation.

No person nominated by any shareholder shall be qualified to serve as a director unless the nomination is made in accordance with the procedures set forth in this Section 1.10 or Section 1.11 of these Bylaws, as applicable. Notwithstanding anything in these Bylaws, the Articles of Incorporation, or any applicable law to the contrary, the chairman of the meeting shall have the power and duty to determine whether a director was nominated in accordance with the procedures set forth herein and to declare that any defective nomination be disregarded.

Section 1.11.      Proxy Statement Access for Shareholder Director Nominees.

(a)            Definitions. For purposes of this Section 1.11, the following terms shall have the following meanings:

(1)            “Authorized Group Member” shall mean, with respect to any nomination by a Nominator Group (as defined below), the member of that Nominator Group that is authorized to act on behalf of all members of that Nominator Group with respect to matters relating to the nomination, including withdrawal of the nomination.

(2)            “Eligible Shareholder” shall mean a person who has either (A) been a record holder of shares of Common Stock (as defined in the Articles of Incorporation) of the Corporation used to satisfy the eligibility requirements in Section 1.11(d) continuously for the required three-year period, or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 1.11(e), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries; provided, however, that any holder of Class B Common Stock or Excess Common Stock (as defined in the Articles of Incorporation) or any affiliate of such holder shall not qualify as an Eligible Shareholder.

(3)            “Maximum Number” shall mean that number of directors constituting the greater of (A) two, or (B) 20% of the number of directors of the Corporation which, at such time, the holders of the Common Stock are entitled to elect, on the last day on which a Nomination Notice may be submitted pursuant to this Section 1.11 (rounded down to the nearest whole number), which number shall be reduced as set forth in Section 1.11(c)(i).

(4)            “Minimum Percentage” shall mean 3% of the number of outstanding shares of the Common Stock of the Corporation as provided in the most recent Exchange Act filing made by the Corporation with the SEC immediately prior to the submission of the Nomination Notice.

(5)            “Nominating Shareholder” shall mean any Eligible Shareholder or group of up to and including twenty (20) shareholders (a “Nominator Group”) that, individually and collectively as a group, satisfy the requirements to qualify as an Eligible Shareholder, and that (A) has (individually and collectively, in the case of a Nominator Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 1.11 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 1.11), and (B) has nominated a Shareholder Nominee.

(6)            “Nomination Notice” shall mean all information and documents that a Nominating Shareholder is required to submit to the Secretary of the Corporation pursuant to Section 1.11(f).

(7)            “Own” shall mean possession, with respect to those outstanding shares of Common Stock of the Corporation entitled to vote generally for the election of directors of the Corporation, of both: (A) the full voting and investment rights pertaining to such shares; and (B) the full economic and financial interest in (including but not limited to the full and complete opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; (2) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliate’s full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree any gain or loss arising from the full economic Ownership of such shares by such shareholder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index. A shareholder shall “Own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A shareholder’s Ownership of shares shall be deemed to continue during any period in which (A) the shareholder has loaned such shares, provided that the shareholder has the power to recall such loaned shares on five business days’ notice, or (B) the shareholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “Owned,” “Owning,” “Ownership” and other variations of the word “Own” shall have correlative meanings.

(8)            “Stock Exchange Rules” shall mean the rules of any stock exchange on which the Corporation’s securities are traded.

(9)            “Shareholder Nominee” shall mean any person nominated for election pursuant to this Section 1.11.

(b)            Proxy Access at Annual Meetings. Subject to the satisfaction of the requirements of this Section 1.11, if expressly requested in the relevant Nomination Notice, the Corporation shall include in its proxy statement for any annual meeting of shareholders:

(1)            the name of any Shareholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(2)            disclosure about the Shareholder Nominee and the Nominating Shareholder required under the rules of the SEC or other applicable law, rule, or regulation to be included in the proxy statement; and

(3)            a statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of the Shareholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 1.11(g)(iii)), but only if such statement does not exceed five hundred (500) words.

For the avoidance of doubt, the provisions of this Section 1.11 shall not apply to a special meeting of shareholders.

(c)            Maximum Number of Stockholder Nominees.

(1)            The Corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Shareholder Nominees than the Maximum Number. The Maximum Number for a particular annual meeting shall be reduced by:

(A)            Shareholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(B)            Shareholder Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting;

(C)            the number of incumbent directors or director candidates (including, without limitation, candidates who are not Shareholder Nominees) that in either case will be included in the Corporation’s proxy materials for an annual meeting of shareholders as unopposed (by the Corporation) nominees pursuant to any agreement, arrangement, or other understanding with any shareholder or group of shareholders; and

(D)            the number of incumbent directors who had been Shareholder Nominees at any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.

(2)            Any Nominating Shareholder submitting more than one Shareholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 1.11 shall rank such Shareholder Nominees based on the order that the Nominating Shareholder desires such Shareholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Shareholder Nominees submitted by Nominating Shareholders pursuant to this Section 1.11 exceeds the Maximum Number, the highest ranking Shareholder Nominee who meets the requirements of this Section 1.11 from each Nominating Shareholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of the shares that each Nominating Shareholder disclosed as Owned in its respective Nomination Notice submitted to the Corporation. This selection process will continue with the next highest ranking nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d)            Eligible Shareholders.

(1)            An Eligible Shareholder or Nominator Group may submit a nomination in accordance with this Section 1.11 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Percentage (as adjusted for any stock splits, stock dividends, subdivisions, combinations, reclassifications, recapitalizations, or similar events) of shares throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Percentage of shares through the date of the annual meeting. No shares may be attributed to more than one Eligible Shareholder. The following shall be treated as one Eligible Shareholder or one member of a Nominator Group if such Eligible Shareholder or member of a Nominator Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria: (A) funds under common management and investment control; (B) funds under common management and funded primarily by the same employer; or (C) a “family of investment companies” or a “group of investment companies” (each as defined in or under the Investment Company Act of 1940, as amended).

(2)            For the avoidance of doubt, in the event of a nomination by a Nominator Group, any and all requirements and obligations for a given Eligible Shareholder (including, without limitation, each and every fund or company that comprises the Nominator Group) that are set forth in this Section 1.11, including the minimum holding period, shall apply to each member of such Nominator Group; provided, however, that the Minimum Percentage of shares shall apply to the Ownership of the Nominator Group in the aggregate. Should any shareholder withdraw from a Nominator Group at any time prior to the annual meeting of shareholders, the Nominator Group shall only be deemed to Own the shares held by the remaining members of that Nominator Group.  No shareholder shall be permitted to be in more than one Nominator Group.

(e)            Timely Nomination Notice. To be timely, a Nomination Notice must be delivered to or mailed to the Secretary of the Corporation and received at the principal executive offices of the Corporation not later than 5 p.m. Eastern Time on the one hundred and twentieth (120th) day nor earlier than 5 p.m. Eastern Time on the one hundred and fiftieth (150th) day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials relating to that annual meeting) that the Corporation first mailed its proxy statement for the previous year’s annual meeting of shareholders of the Corporation, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section 1.11; provided, however, that, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, to be timely, the Nomination Notice must be received not later than 5 p.m. Eastern Time on the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Nomination Notice.

(f)            Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed, and submitted by the Nominating Shareholder or its representatives at its own cost:

(1)            with respect to the Nominating Shareholder or, in the case of a Nominator Group, each member of the Nominator Group, documentary evidence in the form of one or more written statements from the record holder of the Common Stock (and from each intermediary through which the shares are or have been held during the requisite three-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) and a representation from the Nominating Shareholder (or the Authorized Group Member on behalf of each member of a Nominator Group) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Shareholder (individually or collectively, in the case of a Nominator Group) Owns, and has continuously Owned for the preceding three years, the Minimum Percentage of shares, and the Nominating Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from each record holder and intermediary and a representation from the Nominating Shareholder (or the Authorized Group Member on behalf of each member of a Nominator Group) verifying and certifying the Nominating Shareholder’s continuous Ownership (individually or collectively, in the case of a Nominator Group) of the Minimum Percentage of shares through the record date;

(2)            an undertaking to provide immediate notice if the Nominating Shareholder ceases to Own the Minimum Percentage of shares prior to the date of the annual meeting;

(3)            a copy of the Schedule 14N (or any successor form) relating to the Shareholder Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;

(4)            the written consent of each Shareholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

(5)            a written notice of the nomination of such Shareholder Nominee that includes the following additional information, agreements, representations, and warranties by the Nominating Shareholder (including, for the avoidance of doubt, each member of a Nominator Group):

(A)            the information and other deliverables that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 1.10 of these Bylaws, as if the Nominating Shareholder were the proposing shareholder under that section;

(B)            to the extent not included in the response to paragraph (A) above, a detailed description of all material relationships, between or among the Nominating Shareholder, on the one hand, and each Shareholder Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (or its successor Item) if the Nominating Shareholder were the “registrant” for purposes of such item and the Shareholder Nominee was a director or executive officer of such registrant;

(C)            the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(D)            a representation and warranty that the Nominating Shareholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(E)            a representation and warranty that the Nominating Shareholder has not nominated and a covenant that it will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Shareholder’s Shareholder Nominee(s);

(F)            a representation and warranty that the Nominating Shareholder has not engaged in and a covenant that it will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the Board of Directors;

(G)            a covenant that the Nominating Shareholder will not use or distribute any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting;

(H)            a representation and warranty that the Shareholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or Stock Exchange Rules;

(I)            a representation and warranty that the Shareholder Nominee: (i) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors; and (ii) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule), without reference to whether the event is material to an evaluation of the ability or integrity of the Shareholder Nominee;

(J)            a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 1.11(d);

(K)            a covenant that the Nominating Shareholder will continue to satisfy the eligibility requirements described in Section 1.11(d) through the date of the annual meeting;

(L)            if desired by the Nominating Shareholder and subject to Section 1.11(g)(2), a statement for inclusion in the proxy statement in support of the Shareholder Nominee’s election to the Board of Directors. Any such statement shall not exceed five hundred (500) words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and

(M)            in the case of a nomination by a Nominator Group, the designation by all group members of one Authorized Group Member.

(6)            an executed agreement (which form of agreement shall be provided by the Secretary of the Corporation upon written request), which must be submitted within ten (10) days after the date on which the Secretary of the Corporation provides the form of agreement, pursuant to which the Nominating Shareholder (including each member of a Nominator Group) agrees:

(A)            to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation, and election;

(B)            to file any written solicitation or other communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Shareholder Nominee with the SEC, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)            to assume all liability stemming from any action, suit, or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or the Shareholder Nominee nominated by such Nominating Shareholder with the Corporation, its shareholders or any other person, including, without limitation, the Nomination Notice;

(D)            to indemnify and hold harmless (jointly with all other members of a Nominator Group, if applicable) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses, or other costs (including attorneys’ fees) incurred in connection with any action, suit, or proceeding (whether threatened, pending, or completed), whether legal, judicial, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or Shareholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements, or representations under or pursuant to this Section 1.11 of the Bylaws;

(E)            to promptly (and in any event within forty-eight (48) hours of discovering such misstatement or omission) notify the Corporation of any misstatement or omission of information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any member of a Nominator Group) with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the Corporation of the information that is required to correct the misstatement or omission; and

(F)            in the event that the Nominating Shareholder (including any member of a Nominator Group) has failed to continue to satisfy the eligibility requirements described in Section 1.11(d), to promptly notify the Corporation.

(7)            an executed questionnaire, representation, and agreement pursuant to Section 1.11(h) (which forms of questionnaire, representation, and agreement shall be provided by the Secretary of the Corporation upon written request), which must be submitted within ten (10) days after the date on which the Secretary of the Corporation provides the forms of questionnaire, representation and agreement.

The information and documents required by this Section 1.11(f) shall be provided with respect to and executed by the Nominating Shareholder (and each member of a Nominator Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item). The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.11(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(g)            Exclusion or Disqualification of Stockholder Nominees.

(1)            If, after the deadline for submitting a Nomination Notice as set forth in Section 1.11(e), a Nominating Shareholder becomes ineligible or withdraws its nomination or a Shareholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, the Corporation shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder.

(2)            Notwithstanding anything to the contrary contained in this Section 1.11, the Corporation may omit from its proxy materials any Shareholder Nominee, and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s statement in support), and/or communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the annual meeting and/or that no vote will be held or occur as to such Shareholder Nominee, if:

(A)            the Corporation receives a notice (whether or not subsequently withdrawn) that a shareholder intends to nominate any candidate for election to the Board of Directors at the annual meeting pursuant to the advance notice requirements for shareholder nominees set forth in Section 1.10 of these By-Laws;

(B)            the Nominating Shareholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the Board of Directors;

(C)            the Nominating Shareholder or the Authorized Group Member, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section 1.11;

(D)            the Board of Directors, acting in good faith, determines that such Shareholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Bylaws or the Articles of Incorporation or any applicable law, rule, or regulation to which the Corporation is subject, including the Stock Exchange Rules;

(E)            the Shareholder Nominee was nominated for election to the Board of Directors pursuant to this Section 1.11 at one of the Corporation’s two preceding annual meetings of shareholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 20% of the shares of common stock entitled to vote for such Shareholder Nominee;

(F)            the Shareholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; and

(G)            the Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in Section 1.11(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Shareholder Nominee under or pursuant to this Section 1.11;

and in such case such nomination shall be disregarded and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Shareholder Nominee.

(3)            Notwithstanding anything to the contrary contained in this Section 1.11, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Shareholder Nominee included in the Nomination Notice, if:

(A)            such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)            such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; or

(C)            the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(4)            The Corporation may solicit against, and include in the proxy statement its own statement in opposition to the nomination of the Shareholder Nominee and any other statement or information that the Corporation or the Board of Directors determines in its discretion to include in the proxy statement relating to the Shareholder Nominee.

(h)            Submission of Questionnaire, Representation, and Agreement. To be eligible to be a nominee for election as a director of the Corporation, the person proposed to be nominated must deliver or mail (in accordance with the time periods prescribed for delivery of notice under this Section 1.11) to the Secretary an executed questionnaire (in the form available from the Secretary) with respect to the background and qualification of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf the nomination is being made and an executed representation and agreement (in the form available from the Secretary) that such person:

(1)            is not and will not become a party to:

(A)            any Voting Commitment that has not been disclosed to the Corporation; or

(B)            any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

(2)            is not and will not become a party to any Compensation Arrangement that has not been disclosed to the Corporation;

(3)            will comply with all informational and similar requirements of applicable insurance policies and laws and regulations;

(4)            if elected as a director of the Corporation, would comply with the Corporation’s requirements for ownership of its shares of stock within ninety (90) days after being elected and will comply with all other applicable publicly disclosed corporate governance, conflict of interest, confidentiality and trading policies and guidelines of the Corporation;

(5)            if elected as a director of the Corporation, will act in the best interests of the Corporation and its shareholders and not in the interests of individual constituencies;

(6)            if elected as a director of the Corporation, will not take or approve any action that is inconsistent with the Corporation’s qualification as a real estate investment trust unless the Board of Directors determines that it is no longer in the Corporation’s best interests to so qualify as a real estate investment trust; and

(7)            will promptly provide to the Corporation such other information as it may reasonably request.

Section 1.12.      Conduct of Voting. At all meetings of shareholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these Bylaws, the Articles of Incorporation, or law, shall be decided or determined by the chairman of the meeting. Unless required by law, no vote need be by ballot and voting need not be conducted by an inspector. No candidate for election as a director at a meeting shall serve as an inspector thereat.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1.      Function of Directors. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the shareholders by the IBCL, the Articles of Incorporation, or these Bylaws.

Section 2.2.      Number and Election of Directors and Term of Office. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a duly adopted resolution of the Board of Directors, but shall in no event exceed the maximum number of Directors provided in the Articles of Incorporation. Subject to the rights of the holders of any class of stock to elect any directors voting separately as a class or series, at each annual meeting of shareholders, the directors to be elected at the meeting shall be chosen by the majority of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected, then directors shall be elected by the vote of a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. For purposes of this Section 2.2, a “majority of votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. If a nominee fails to receive the required vote and is an incumbent director, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Governance and Nominating Committee will make a recommendation to the Board of Directors whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation. If an incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee fails to receive the required vote and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 6.2 of the Articles of Incorporation or may decrease the size of the Board of Directors pursuant to the provisions of this Section 2.2.

The election of directors by the shareholders shall be by written ballot if directed by the chairman of the meeting or if the number of nominees exceeds the number of directors to be elected.

If the holders of preferred stock are entitled to elect any directors voting separately as a class or series, those directors shall be elected by a plurality of the votes cast by the holders of shares of preferred stock entitled to vote in the election at the meeting, provided a quorum of the holders of shares of preferred stock is present.

Section 2.3.      Removal of Director. Any director or the entire Board of Directors may be removed only in accordance with the provisions of the Articles of Incorporation and the IBCL.

Section 2.4.      Vacancy on Board. Subject to the rights of the holders of any class of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the shareholders or a majority of the directors in office on the Board of Directors. Notwithstanding the foregoing, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, and any vacancy on the Board of Directors resulting from any cause among the directors entitled to be elected by the holders of the Class B Common Stock, shall be filled in accordance with Section 6.2 of the Articles of Incorporation.

Section 2.5.      Regular Meetings. After each meeting of shareholders at which directors shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no other time and place are specified by resolution of the Board of Directors, the President, the Chairman of the Board, with notice in accordance with Section 2.7 of these Bylaws, the Board of Directors shall meet immediately following the close of such shareholders’ meeting. Any other regular meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors.

Section 2.6.      Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, or the President or by a majority of the Board of Directors by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors. In the absence of designation such meeting shall be held at such place as may be designated in the call.

Section 2.7.      Notice of Meeting. Except as provided in Section 2.5 of these Bylaws, the Secretary shall give notice to each director of each regular and special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to the director, left at the director’s residence or usual place of business, or sent by telegraph, facsimile transmission, electronic mail or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to the director’s address as it shall appear on the records of the Corporation, at least 72 hours before the time of the meeting. Unless the Bylaws or a resolution of the Board of Directors provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

Section 2.8.      Action by Directors. Unless the IBCL, the Articles of Incorporation, or these Bylaws requires a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

Section 2.9.      Participation Other Than in Person. The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as video conference applications or conference telephone, by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by such means shall be deemed to be present in person at the meeting.

Section 2.10.      Compensation. By resolution of the Board of Directors, a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors. Directors who are employees of the Corporation need not be paid for attendance at meetings of the board or committees thereof for which fees are paid to other directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the directors.

Section 2.11.      Advisory Directors. The Board of Directors may by resolution appoint advisory directors to the Board, who may also serve as directors emeriti, and shall have such authority and receive such compensation and reimbursement as the Board of Directors shall provide. Advisory directors or directors emeriti shall not have the authority to participate by vote in the transaction of business.

Section 2.12.      Surety Bonds. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

ARTICLE III

COMMITTEES

Section 3.1.      Committees. In accordance with the Articles of Incorporation, the Board of Directors may appoint an Executive Committee, an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and other committees composed of one or more directors and delegate to these committees any of the powers of the Board of Directors; provided, however, that a committee may not:

(a)            authorize dividends or other distributions, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method, or within a range, prescribed by the Board of Directors;

(b)            approve or propose to shareholders action that is required by the IBCL, the Articles of Incorporation, or these Bylaws to be approved by shareholders;

(c)            fill vacancies on the Board of Directors or on any of its committees;

(d)            except to the extent permitted by subsection (g) of this Section 3.1, amend the Articles of Incorporation under Section 23-1-38-2 of the IBCL;

(e)            adopt, amend, or repeal provisions of these Bylaws;

(f)            approve a plan of merger not requiring shareholder approval; or

(g)            authorize or approve the issuance or sale or a contract for sale of shares of the Corporation, or determine the designation and relative rights, preferences, and limitations of a class or series of shares of the Corporation, except the Board of Directors may authorize a committee to take action described in this subsection (g) within limits prescribed by the Board of Directors.

Section 3.2.      Committee Procedure. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each committee member and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by means of remote communication accordance with the provisions of Section 2.9 of these Bylaws.

ARTICLE IV

OFFICERS

Section 4.1.      Executive and Other Officers. The Corporation shall have a President, a Secretary, and a Treasurer. The Corporation may also have a Chairman, a Vice Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, one or more Vice-Presidents, assistant officers, and subordinate officers as may be established by the Board of Directors. A person may hold more than one office in the Corporation except that no person may serve concurrently as both President and Vice-President of the Corporation. The Chairman of the Board and the Vice Chairman of the Board, shall be a director; the other officers may be directors.

Section 4.2.      Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present. In general, the Chairman of the Board shall perform all such duties as are from time to time assigned to him or her by the Board of Directors.

Section 4.3.      Vice Chairman. The Vice Chairman of the Board, if one be elected by the Board of Directors, shall be an officer of the Corporation. In general, the Vice Chairman of the Board shall perform all such duties as are from time to time assigned to him or her by the Board of Directors.

Section 4.4.      Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors and with the President, shall in general supervise and control all of the business and affairs of the Corporation. In general, he or she shall perform such other duties usually performed by a chief executive officer of a corporation and such other duties as are from time to time assigned to him or her by the Board of Directors of the Corporation. Unless otherwise provided by resolution of the Board of Directors, the Chief Executive Officer, if one be elected, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present.

Section 4.5.      President. Unless otherwise specified by the Board of Directors, the President shall be the principal operating officer of the Corporation and perform the duties customarily performed by a principal operating officer of a corporation. If no Chief Executive Officer is appointed, he or she shall also serve as the Chief Executive Officer of the Corporation. The President may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation. In general, he or she shall perform such other duties usually performed by a president of a corporation and such other duties as are from time to time assigned to him or her by the Board of Directors or the Chief Executive Officer of the Corporation. Unless otherwise provided by resolution of the Board of Directors, the President, in the absence of the Chairman of the Board and the Chief Executive Officer, shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present.

Section 4.6.      Chief Operating Officer. The Chief Operating Officer, at the request of the Chief Executive Officer or the President, or in the President’s absence or during his or her inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. Unless otherwise specified by the Board of Directors, he or she shall perform such other duties usually performed by a chief operating officer of a corporation and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive Officer or the President of the Corporation.

Section 4.7.      Vice-Presidents. The Vice-President or Vice-Presidents, at the request of the Chief Executive Officer or the President or the Chief Operating Officer, or in the Chief Operating Officer’s absence or during his inability to act, shall perform the duties and exercise the functions of the Chief Operating Officer, and when so acting shall have the powers of the Chief Operating Officer. If there be more than one Vice-President, the Board of Directors may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the Chief Executive Officer, or the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Directors, the Chief Executive Officer, or the President of the Corporation.

Section 4.8.      Secretary. The Secretary shall keep the minutes of the meetings of the shareholders, of the Board of Directors and of any committees, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of the Bylaws or as required by law; he or she shall be custodian of the records of the Corporation; he or she may witness any document on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, the Secretary shall perform all duties incident to the office of a secretary of a corporation, and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive Officer, or the President of the Corporation.

Section 4.9.      Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he or she shall render to the Chief Executive Officer, the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, the Treasurer shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive officer, or the President of the Corporation.

Section 4.10.      Assistant and Subordinate Officers. The assistant and subordinate officers of the Corporation are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Directors, the Chief Executive Officer, or the President of the Corporation.

Section 4.11.      Election, Tenure, and Removal of Officers. The Board of Directors shall elect the officers. The Board of Directors may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee, or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, at the pleasure of the Board of Directors. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may remove an officer at any time, with or without cause. The removal of an officer does not prejudice any of his or her contract rights. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may fill a vacancy which occurs in any office for the unexpired portion of the term.

Section 4.12.      Compensation. The Board of Directors, or its Compensation Committee, shall have the power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation. The Board of Directors may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation, and remuneration of such assistant and subordinate officers.

ARTICLE V

DIVISIONAL TITLES

Section 5.1.      Conferring Divisional Titles. The Board of Directors may from time to time confer upon any employee of a division of the Corporation the title of President, Vice President, Treasurer or Controller of such division or any other title or titles deemed appropriate, or may authorize the Chairman of the Board, the Chief Executive Officer or the President to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Directors, or by the Chairman of the Board, or the President if so authorized by the Board of Directors. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Directors, the Chairman of the Board, or the President.

Section 5.2.      Effect of Divisional Titles. The conferring of divisional titles, as described in Section 5.1 of these Bylaws, shall not create an officer of the Corporation under Article IV unless specifically designated as such by the Board of Directors; but any person who is an officer of the Corporation may also have a divisional title.

ARTICLE VI

STOCK

Section 6.1.      Certificates for Stock; Uncertificated Shares. The shares of capital stock of the Corporation may be represented by certificates, or may be represented in uncertificated form by a book-entry system maintained by the registrar or other transfer agent of such stock for the purpose of, among other things, allowing such shares to be transferred, traded, or otherwise delivered pursuant to the Depository Trust Company’s direct registration system and to otherwise be “DRS eligible.” Every holder of stock represented by certificates shall be entitled to have a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer. Each stock certificate shall include on its face the name of the Corporation, the name of the shareholder or other person to whom it is issued, and the class of stock and number of shares it represents. It shall be in such form, not inconsistent with law or with the Articles of Incorporation, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. A certificate may not be issued until the stock represented by it is fully paid. Notwithstanding the above, the issuance of uncertificated shares shall not affect shares already represented by a certificate until such certificate is surrendered to the Corporation.

Section 6.2.      Transfers. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificates of stock or uncertificated shares; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

Section 6.3.      Record Dates. The Board of Directors may set a record date for the purpose of making any proper determination with respect to shareholders, including which shareholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be prior to 5 p.m. Eastern Time on the day the record date is fixed nor, subject to Section 1.6 of these Bylaws, more than seventy (70) days before the date on which the action requiring the determination will be taken; and, in the case of a meeting of shareholders, the record date shall be at least ten (10) days before the date of the meeting.

Section 6.4.      Stock Ledger. The Corporation shall maintain a stock ledger which contains the name and address of each shareholder and the number of shares of stock of each class which the shareholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, or, if none, at the principal office in the State of Indiana or the principal executive offices of the Corporation.

Section 6.5.      Lost Stock Certificates. The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate or uncertificated share in place of a stock certificate which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate or uncertificated share save upon the order of some court having jurisdiction in the premises.

ARTICLE VII

FINANCE

Section 7.1.      Checks, Drafts, Etc. All checks, drafts, and orders for the payment of money, notes, and other evidences of indebtedness, issued in the name of the Corporation, shall, unless otherwise provided by resolution of the Board of Directors, be signed by the Chief Executive Officer, the President, a Vice-President or an Assistant Vice-President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary.

Section 7.2.      Fiscal Year. The fiscal year of the Corporation shall be the twelve calendar months period ending December 31 in each year, unless otherwise provided by the Board of Directors.

Section 7.3.      Dividends. If declared by the Board of Directors at any meeting thereof, the Corporation may pay dividends on its shares in cash, property, or in shares of the capital stock of the Corporation, unless such dividend is contrary to law or to a restriction contained in the Articles of Incorporation.

Section 7.4.      Contracts. To the extent permitted by applicable law, and except as otherwise prescribed by the Articles of Incorporation or these Bylaws with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.      Procedure. Any indemnification, or payment of expenses, for which mandatory payments must be made under the Articles of Incorporation, in advance of the final disposition of any proceeding, shall be made promptly, and in any event within sixty (60) days, upon the written request of the director or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corporation denies such request, in whole or in part, or (ii) no disposition thereof is made within sixty (60) days. The Indemnified Party’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification, or (b) the Corporation has not received both (i) an undertaking as required by law or the Articles of Incorporation to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met, and (ii) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

Section 8.2.      Exclusivity, Etc. The indemnification and advance of expenses provided by the Articles of Incorporation and these Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of shareholders or disinterested directors, or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors, and administrators of such person. All rights to indemnification and advance of expenses under the Articles of Incorporation of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Bylaw is in effect. Nothing herein shall prevent the amendment of this Bylaw, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this Bylaw shall not in any way diminish any rights to indemnification or advance of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Bylaw or any provision hereof is in force.

Section 8.3.      Severability; Definitions. The invalidity or unenforceability of any provision of this Article VIII shall not affect the validity or enforceability of any other provision hereof. The phrase “this Bylaw” in this Article VIII means this Article VIII in its entirety.

ARTICLE IX

MISCELLANEOUS

Section 9.1.      Indiana Business Corporation Law. The provisions of the IBCL, as amended, applicable to all matters relevant to, but not specifically covered by, these Bylaws are hereby, by reference, incorporated in and made a part of these Bylaws.

Section 9.2.      Books and Records. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its shareholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of a Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of the Bylaws shall be kept at the principal office of the Corporation.

Section 9.3.      Corporate Seal. The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word “Seal” adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.

Section 9.4.      Bonds. The Board of Directors may require any officer, agent, or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

Section 9.5.      Voting Upon Shares in Other Corporations. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the Chief Executive Officer, the President, a Vice-President, or a proxy appointed by any of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

Section 9.6.      Notices.

(a)            Whenever, under any provisions of these Bylaws, notice is required to be given to any shareholder, the same shall be given in writing, either (i) deposited in the United States Mail, postage prepaid, and addressed to the shareholder’s last known post office address as shown by the stock records of the Corporation or its transfer agent, or (ii) by a form of electronic transmission as permitted pursuant to Section 23-1-20-29 of the IBCL.

(b)            Any notice required to be given to any director may be given by the method stated in (a) above. Any such notice, other than one which is delivered personally, shall be sent to such post office address, facsimile number, or electronic mail address as such director shall have provided to the Secretary of the Corporation. It shall not be necessary that the same method of giving notice be employed for all directors.

(c)            If there is no post office address of a shareholder or director, such notice may be sent to the office of the Corporation.

(d)            All notices given by mail shall be deemed to have been given at the time of mailing. All notices given to shareholders by a form of electronic transmission shall be deemed to have been given: (i) if by facsimile, when directed to a number which the shareholder has provided to the Secretary of the Corporation to receive notice; (b) if by electronic mail, when directed to an electronic mail address which the shareholder has provided to the Secretary of the Corporation to receive notice; (iii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting, and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the shareholder. All notices given to directors by a form of electronic transmission shall be deemed to have been given when directed to the electronic mail address, facsimile number, or other location filed in writing by the director with the Secretary of the Corporation.

(e)            Whenever notice is to be given to the Corporation by a shareholder under any provision of law or of the Articles of Incorporation or these Bylaws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic mail or facsimile, the shareholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.

(f)            When used in these Bylaws, the terms “written” and “in writing” shall include any “electronic transmission,” as defined in Section 23-1-20-8.5 of the IBCL, including without limitation any telegram, cablegram, facsimile transmission, and communication by electronic mail.

Section 9.7.      Execution of Documents. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

Section 9.8.      Reliance. Each director, officer, employee, and agent of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers, or other experts or consultants selected by the Board of Directors or officers of the Corporation, regardless of whether such counsel or expert may also be a director.

Section 9.9.      Certain Rights of Directors, Officers, Employees, and Agents. The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, employee, or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Corporation.

Section 9.10.      Amendments. Unless otherwise provided in the Articles of Incorporation, these Bylaws may be repealed, altered, or amended or new Bylaws adopted at any meeting of the shareholders, either annual or special, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors. The Board of Directors shall also have the authority to repeal, alter, or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the shareholders to change or repeal such Bylaws.

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